Filed pursuant to Rule 433
                                                     Registration No. 333-122153
                                                                October 15, 2007


                                Final Term Sheet
                                ----------------

               6.25% Secured Medium-Term Notes, Series G due 2037
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                               IDAHO POWER COMPANY
                       Secured Medium-Term Notes, Series G

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
Issuer:  Idaho Power Company                                 Interest Payment Dates:  April 15 and October 15,
                                                                 commencing April 15, 2008
Trade Date:  October 15, 2007                                Redemption:  As specified in Pricing Supplement No. 1
Original Issue Date/Settlement Date:  October 18, 2007,          dated October 15, 2007.  Make Whole to be determined
    which is the third business day following the Trade          at a discount rate equal to the Treasury Rate plus
    Date.                                                        25 basis points.
Principal Amount:  $100,000,000                              Maturity Date:  October 15, 2037
Price to Public:  99.732% of Principal Amount, plus          CUSIP:  45138LAT0
    accrued interest from the Original Issue Date            Purchasers:
Purchasers' Discount:  0.75%                                     Wachovia Capital Markets, LLC ($27,500,000)
Proceeds to the Company:  98.982%                                Banc of America Securities LLC ($25,000,000)
Interest Rate:  6.25% per annum                                  J.P. Morgan Securities Inc. ($25,000,000)
                                                                 KeyBanc Capital Markets Inc. ($7,500,000)
                                                                 RBC Capital Markets Corporation ($5,000,000)
                                                                 Wedbush Morgan Securities Inc. ($5,000,000)
                                                                 Piper Jaffray & Co. ($5,000,000)
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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wachovia Capital Markets, LLC toll free at
1-866-289-1262, Banc of America Securities LLC toll free at 1-800-294-1322 or
J.P. Morgan Securities Inc. collect at 1-212-834-4533.